Exhibit 99.1

Renesas and Wolfspeed Sign 10 Year Silicon Carbide

Wafer Supply Agreement

Agreement Highlights:

•	Fortifies Renesas’ commitment to boost its power semiconductor roadmap

•	$2 Billion deposit to Wolfspeed secures supply agreement for both 150mm and 200mm silicon carbide wafers and supports Wolfspeed’s U.S. capacity expansion plans

•	Agreement supports adoption of silicon carbide in automotive, industrial and energy markets

TOKYO, July 5, 2023 6:00 p.m. JST | Durham, N.C., July 5, 2023 5:00 a.m. EDT — Renesas Electronics Corporation (TSE:6723, “Renesas”), a premier supplier of advanced semiconductor solutions, and Wolfspeed, Inc. (NYSE: WOLF, “Wolfspeed”), the global leader in silicon carbide technology, today announced the execution of a wafer supply agreement and $2 billion (USD) deposit by Renesas to secure a 10 year supply commitment of silicon carbide bare and epitaxial wafers from Wolfspeed. The supply of high-quality silicon carbide wafers from Wolfspeed will pave the way for Renesas to scale production of silicon carbide power semiconductors starting in 2025. The signing ceremony of the agreement was held at Renesas’ headquarters in Tokyo between Hidetoshi Shibata, President and CEO of Renesas, and Gregg Lowe, President and CEO of Wolfspeed.

The decade-long supply agreement calls for Wolfspeed to provide Renesas with 150mm silicon carbide bare and epitaxial wafers scaling in CY2025, reinforcing the companies’ vision for an industry-wide transition from silicon to silicon carbide semiconductor power devices. The agreement also anticipates supplying Renesas with 200mm silicon carbide bare and epitaxial wafers after the recently announced John Palmour Manufacturing Center for Silicon Carbide (the “JP”) is fully operational.

The need for more efficient power semiconductors, which supply and manage electricity, is dramatically increasing throughout automotive and industrial applications, spurred by the growth of electric vehicles (EVs) and renewable energy. Renesas is moving quickly to address the growing demand for power semiconductors by expanding its in-house manufacturing capacity. The company recently announced the restart of its Kofu Factory to produce IGBTs, and establishment of a silicon carbide production line at its Takasaki Factory.

Compared to conventional silicon power semiconductors, silicon carbide devices enable higher energy efficiency, greater power density and a lower system cost. In an increasingly energy-conscious world, the adoption of silicon carbide is becoming ever more pervasive across multiple high-volume applications spanning EVs, renewable energy and storage, charging infrastructure, industrial power supplies, traction and variable speed drives.

“The wafer supply agreement with Wolfspeed will provide Renesas with a stable, long-term supply base of high-quality silicon carbide wafers. This empowers Renesas to scale our power semiconductor offerings to better serve customers’ vast array of applications,” said Hidetoshi Shibata, President and CEO of Renesas. “We are now poised to elevate ourselves as a key player in the accelerating silicon carbide market.”

“With the steepening demand for silicon carbide across the automotive, industrial and energy sectors, it’s critically important we have best-in-class power semiconductor customers like Renesas to help lead the global transition from silicon to silicon carbide,” said Gregg Lowe, President and CEO of Wolfspeed. “For more than 35 years, Wolfspeed has focused on producing silicon carbide wafers and high-quality power devices, and this relationship marks an important step in our mission to save the world energy.”

The Renesas $2 billion deposit will help support Wolfspeed’s ongoing capacity construction projects including the JP, the world’s largest silicon carbide materials factory in Chatham County, North Carolina. The state-of-the-art, multi-billion-dollar facility is targeted to generate a more than 10-fold increase from Wolfspeed’s current silicon carbide production capacity on its Durham, North Carolina campus. The facility will produce primarily 200mm silicon carbide wafers, which are 1.7x larger than 150mm wafers, translating into more chips per wafer and ultimately, lower device costs.

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(Remarks) All names of products or services mentioned in this press release are trademarks or registered trademarks of their respective owners.

About Renesas Electronics Corporation:

Renesas Electronics Corporation (TSE: 6723) empowers a safer, smarter and more sustainable future where technology helps make our lives easier. The leading global provider of microcontrollers, Renesas combines our expertise in embedded processing, analog, power and connectivity to deliver complete semiconductor solutions. These Winning Combinations accelerate time to market for automotive, industrial, infrastructure and IoT applications, enabling billions of connected, intelligent devices that enhance the way people work and live. Learn more at renesas.com. Follow us on LinkedIn, Facebook, Twitter, YouTube, and Instagram.

About Wolfspeed, Inc.: Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of silicon carbide and GaN technologies. We provide industry-leading solutions for efficient energy consumption and a sustainable future. Wolfspeed’s product families include silicon carbide materials, power devices and RF devices targeted for various applications such as electric vehicles, fast charging, 5G, renewable energy and storage, and aerospace and defense. We unleash the power of possibilities through hard work, collaboration and a passion for innovation. Learn more at www.wolfspeed.com.

Twitter: @Wolfspeed

LinkedIn: @Wolfspeed

Forward Looking Statements:

This press release contains forward-looking statements by Wolfspeed involving risks and uncertainties, both known and unknown, that may cause Wolfspeed’s actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including risks associated with Wolfspeed’s expansion plans, including, among other things, design and construction delays and cost overruns, timing and amount of government incentives actually received, and delays or other difficulties in preparing for and ramping production; the risk of production or supply chain challenges that impact Wolfspeed’s ability to ship in sufficient quantities to satisfy customer requirements; the continued pace of the transition to using silicon carbide devices in electric vehicles and other industrial uses; Wolfspeed’s ability to develop and design silicon carbide devices that will continue to improve performance in broad markets; the risk that Wolfspeed may be unable to manufacture its products with sufficiently low cost to offer them at competitive prices or with acceptable margins; the risk that demand for silicon carbide will not grow as Wolfspeed expects; the rapid development of new technology and competing products that may impair demand or render Wolfspeed’s products obsolete; and other factors discussed in Wolfspeed’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 26, 2022, and subsequent filings. For additional product and company information, please refer to www.wolfspeed.com.

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Media Contacts: Renesas Electronics Corporation Isamu Yamada +81 3-6773-3001 pr@renesas.com Wolfspeed, Inc. Melinda Walker +1 818-261-4585 media@wolfspeed.com	Investor Relations Contacts: Renesas Electronics Corporation Yuuki Oka +81 3-6773-3002 ir@renesas.com Wolfspeed, Inc. Tyler Gronbach +1 919-407-4820 investorrelations@wolfspeed.com

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